Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	October 23, 2008
Contact:	Anne-Marie Wright, Vice President of Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD REVENUES UP 15%

AND IMPROVED EARNINGS

FOR THE THIRD QUARTER OF 2008

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today reported record revenues of $58.2 million for its third quarter ended September 30, 2008, compared with $50.6 million for the third quarter of 2007, an increase of 15%. Revenues for the nine-month period ended September 30, 2008 were a record $169.1 million, compared with $153.4 million for the comparable nine-month period in 2007, a gain of 10%. Merit also reported that its revenues accelerated during 2008 with gains of approximately 5% in the first quarter, 10% in the second quarter and 15% in the third quarter.

Net income for the third quarter ended September 30, 2008 was $5.2 million, up 18% to $0.18 per share, compared to $4.3 million, or $0.15 per share, for the comparable quarter of 2007. Merit posted the increase in net income despite incurring expenses of $534,000 for costs associated with Hurricane Ike and $298,000 for discontinuation of a minor product line. The aforementioned expenses affected earnings by approximately $0.02 per share after tax.

Net income for the nine-month period ended September 30, 2008 was $15.3 million, up 40% to $0.54 per share, compared to $10.9 million, or $0.38 per share, for the same period of 2007.

Gross margins for the third quarter of 2008 were 40.7% of sales, compared to 39.1% of sales for the third quarter of 2007. Gross margins were 41.3% of sales for the nine-month period ended September 30, 2008, compared to 37.9% of sales for the comparable period in 2007. The increase in gross margins for the third quarter of 2008, as compared to the third quarter of 2007, can be attributed primarily to improvements in manufacturing efficiency and automation, higher volumes of sales and increased production, and production of certain products in Mexico.

The decrease in gross margins for the third quarter of 2008, as compared to the second quarter of 2008, can be attributed primarily to the higher costs of materials, freight and labor, new product start-up costs, and product mix. The recent reduction in commodity prices may lead to reduced material costs in the future.

All four product categories of Merit’s business contributed to revenue growth in the third quarter of 2008, as compared to the third quarter of 2007, with catheter sales increasing 27%; custom kit and tray sales rising 23%; stand-alone device sales growing 13%; and inflation device sales increasing 4%.

For the nine-month period ended September 30, 2008, compared to the nine-month period ended September 30, 2007, catheter sales increased 19%; stand-alone device sales rose 11%; custom kit and procedure tray sales grew 10%; and inflation device sales increased 6%.

“Previously we had expressed our belief that we would experience lower revenues for the third quarter due primarily to the anticipated summer slowdown,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “We are pleased at the momentum that continued during the quarter. We have achieved double-digit growth through the first three quarters and expect this to continue into 2009 with the introduction of several new products that are being well-received.”

“Although the effects of Hurricane Ike on our Angleton, Texas facility were manageable, we were out of production for approximately three weeks as repairs were made and the facility and its clean rooms were re-certified,” Lampropoulos continued. “The efforts of our employees in the Angleton facility were above and beyond the call of duty and in many cases in advance of their own homes and families. We are grateful that no harm or injury came to any of our employees. The Angleton facility is now in full production and we believe it will catch up on its production schedule during the fourth quarter.”

Selling, general and administrative expenses for the third quarter of 2008 were 24.6% of sales, compared with 23.1% of sales in the third quarter of 2007. For the nine-month period ended September 30, 2008, selling, general and administrative costs were

23.8% of sales, compared with 23.2% of sales for the first nine months of 2007. The costs of Hurricane Ike and discontinuation of a minor product line were expensed to SG&A during the third quarter of 2008. Excluding those expenses, SG&A for the third quarter and nine-month period ended September 30, 2008 would have been 23.2% and 23.3% of sales, respectively, compared to 23.1% and 23.3% of sales, respectively, for the same periods in 2007.

Research and development costs during the third quarter of 2008 were 3.8% of sales, compared with 3.9% of sales for the same period of 2007. Research and development costs were 4.0% of sales for the first nine months of 2008, compared with 4.3% of sales for the same period of 2007.

Income from operations for the quarter ended September 30, 2008 was $7.2 million, compared with $6.1 million for the same period in 2007. Income from operations for the first nine months of 2008 was $22.8 million, compared to $16.0 million in the same period of 2007.

Merit’s effective tax rates for the third quarter and the nine-month period ended September 30, 2008 were 29.7% and 34.2%, respectively, compared with 30.6% and 33.3% for the comparable periods of 2007, respectively. The lower effective tax rate for the third quarter of 2008, compared with the same period of 2007, was primarily the result of an increase in unrecognized tax benefits related to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. The higher effective tax rate for the nine months ended September 30, 2008, compared with the nine months ended September 30, 2007, was primarily the result of the lapse of the federal research and development tax credit for 2008, which will be retroactively restored during the fourth quarter of 2008.

Merit’s cash position increased to $31.1 million on September 30, 2008, compared with $17.6 million on December 31, 2007. Merit continues to be debt free.

CONFERENCE CALL

Merit Medical invites all interested parties to join its officers in its third quarter earnings conference call to be held today, October 23, 2008, at 5 p.m. Eastern (4 p.m. Central; 3 p.m. Mountain; and 2 p.m. Pacific).  The telephone numbers to call are (domestic) 800-218-0204; and (international) 303-262-2053.  A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

SALES	$58,153	$50,584	$169,147	$153,425

COST OF SALES	34,469	30,801	99,369	95,247

GROSS PROFIT	23,684	19,783	69,778	58,178

OPERATING EXPENSES
Selling, general and administrative	14,329	11,707	40,240	35,580
Research and development	2,186	1,990	6,756	6,561
Total	16,515	13,697	46,996	42,141

INCOME FROM OPERATIONS	7,169	6,086	22,782	16,037

OTHER INCOME
Interest income	183	96	495	248
Other income	46	4	25	2
Total other income - net	229	100	520	250

INCOME BEFORE INCOME TAX EXPENSE	7,398	6,186	23,302	16,287

INCOME TAX EXPENSE	2,198	1,891	7,967	5,427

NET INCOME	$5,200	$4,295	$15,335	$10,860

EARNINGS PER SHARE-
Basic	$0.19	$0.16	$0.55	$0.40

Diluted	$0.18	$0.15	$0.54	$0.38

AVERAGE COMMON SHARES-
Basic	27,899,636	27,326,554	27,668,711	27,452,969

Diluted	28,811,891	28,030,792	28,482,246	28,259,959

BALANCE SHEET

(Unaudited in thousands)

	September 30,	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$31,081	$17,574
Marketable Securities	894
Trade receivables, net	26,330	26,619
Employee receivables	118	144
Other receivables	706	1,140
Inventories	38,399	34,106
Prepaid expenses and other assets	1,482	1,297
Deferred income tax assets	2,083	811
Income tax refunds receivable	1,108	297
Total Current Assets	102,201	81,988

Property and equipment, net	103,724	99,696
Other intangibles, net	6,998	6,163
Goodwill	11,680	9,527
Other assets	2,910	2,964
Deferred income tax assets	336	4
Deposits	73	78
Total Assets	$227,922	$200,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	12,124	10,275
Accrued expenses	12,694	9,492
Advances from employees	399	267
Liabilities related to unrecognized tax positions		1,023
Income taxes payable	267	737
Total Current Liabilities	25,484	21,794

Deferred income tax liabilities	6,404	6,082
Liabilities related to unrecognized tax positions	2,384	2,588
Deferred compensation payable	3,008	3,063
Deferred credits	2,023	2,105
Other long-term obligation	367	420
Total Liabilities	39,670	36,052

Stockholders’ Equity
Common stock	61,036	52,477
Retained earnings	127,282	111,947
Accumulated other comprehensive loss	(66)	(56)
Total stockholders’ equity	188,252	164,368

Total Liabilities and Stockholders’ Equity	$227,922	$200,420

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 100 individuals.  Merit employs approximately 1,650 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2007. Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of supplier relationships, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s Annual Report on Form 10-K and for the year ended December 31, 2007, and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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